EXHIBIT 99.1

NEWS RELEASE

Deep Well raises funds and partners with Maurel et Prom subsidiary, as work begins on demonstration project at Sawn Lake.

August 02, 2013 – 08:00 EDT

EDMONTON, ALBERTA--(Marketwire - Aug. 2, 2013) - Deep Well Oil & Gas, Inc. (and its subsidiaries "Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce that it has raised $22 million USD in a private placement and signed a farmout agreement with a wholly owned subsidiary of Maurel et Prom to fund our share of the demonstration project at our Sawn Lake heavy oil reservoir in the Peace River oil sands region of Northern Alberta.

Deep Well has accepted a private placement from MP West Canada SAS, a wholly owned subsidiary of Maurel et Prom (“Maurel et Prom”), of $22 million US priced at 48.8 cents per share.  Deep Well will issue 45.1 million shares to Maurel et Prom. Further, Maurel et Prom has entered into a joint venture agreement with Deep Well agreeing to provide up to USD $40 million in funding for the various steps of the demonstration project, in return for a net 25 per cent working interest in 12 of the 68 sections where Deep Well has a working interest of 50 per cent. Maurel et Prom will also provide funding to cover operating expenses of Deep Well.

Maurel et Prom can also elect to obtain a working interest of 40 per cent to 45 per cent working interest in the remaining 56 sections of land where Deep Well has working interests ranging from 80 per cent to 90 per cent, by committing $110 million US of financing to the Sawn Lake project.

Drilling operations are commencing, followed by steaming this autumn on a demonstration project using steam assisted gravitational drainage (SAGD). First production is expected in the first months of 2014.

The demonstration project is on the 12 sections of lands in the Sawn Lake reservoir in which Deep Well and Maurel et Prom will each hold a 25 per cent interest.

The Board of Directors thanks the Company’s shareholders for their patience and their continued confidence. The Board notes this demonstration project is only the initial step in extracting the optimum value from this reservoir.

Maurel et Prom is France’s second largest oil and gas company.  It has proven experience as an oil operator with a presence in Africa and Latin America.  In 10 years, they have drilled more than 100 exploration wells and discovered major fields at minimum cost.  Currently working in 10 countries on 4 continents, Maurel et Prom is focused on exploration and maximisation of the value of its acreage.  The company’s management is comprised exclusively of professionals with strong track records in the oil and gas industry.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent  working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 50 per cent working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).

Deep Well is fully committed to best practices in environmental stewardship to assure sustainable development of its in-situ heavy oil holdings.

This news release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected,"  "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
1-780-409-8144
info@deepwelloil.com
www.deepwelloil.com